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                                   Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                         SURGICAL SAFETY PRODUCTS, INC.
                            f/k/a Sheffeld Acres Inc.

           Under Section 804 of the New York Business Corporation Law

Article 1. The name of the corporation is Surgical Safety Products, Inc. f/k/a Sheffeld Acres Inc. (the "Corporation").

Article 2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 19, 1993.

Article 3. The Certificate of Incorporation is amended to change the name of the Corporation to Power 3 Medical Products, Inc.; effect a 50:1 reverse stock split; increase the number of shares of common stock that the Corporation shall have authority to issue; and authorize the issuance of preferred stock. To effect the foregoing (a) the 50,641,501 shares of common stock, $.001 par value, that are presently outstanding are changed into 1,012,830 shares of common stock, $.001 par value per share, at a rate of 1 share of common stock for each 50 shares currently issued and outstanding, (b) the 49,358,499 shares of common stock, $.001 par value, that are presently authorized and unissued are changed into 987,170 unissued shares of common stock, $.001 par value, at the rate of 1 share of common stock for each 50 shares of currently authorized and unissued shares none of which are issued, and (c) the number of authorized common shares is increased by 148,000,000 shares, $.001 par value per share, none of which are issued. The corporation shall authorize and additional 50,000,000 shares of capital stock designated as preferred stock, $.001 par value per share.

  Article I of the Certificate of Incorporation is amended to read as follows:

                                 ARTICLE I NAME

          The name of the Corporation is Power 3 Medical Products, Inc.

  Article IV of the Certificate of Incorporation is amended to read as follows:

                           ARTICLE IV NUMBER OF SHARES

                  The aggregate number of shares of capital stock that the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall have a par value of One Mil ($.001) per share, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value of One Mil ($.001) and Fifty Million (50,000,000) shares of preferred stock, par value of One Mil ($.001).


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                  The Board of Directors,  as it shall  determine (1) shall have the authority to establish the class, the aggregate number of shares in such class, and the relative rights, preferences and limitations of each class and (2) shall have the authority to issue any and all series of any classes of preferred shares and any and all of the designations of the series, the aggregate number of such series, and the relative rights, preferences and limitations of any and all such series.

Article 4. This Amendment was authorized by the Board of Directors pursuant to the Certificate of Incorporation and approved by the vote of holders of a majority of the common stock voting as a class and a vote of a majority of the voting rights of all capital stock voting as a class.

IN WITNESS WHEREOF, Surgical Safety Products, Inc. f/k/a Sheffeld Acres Inc. has caused this certificate to be duly executed by its President on August 28, 2003.

Surgical Safety Products, Inc.


By: /s/ Tim Novak
    ---------------------------------
    Tim Novak, President


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                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCOPRORATION
                                       OF
                         SURGICAL SAFETY PRODUCTS, INC.
                            f/k/a Sheffeld Acres Inc.

                Under Section 804 of the Business Corporation Law












                                    Filed by:
                           Franklin, Cardwell & Jones
                                  1001 McKinney
                                   18th Floor
                              Houston, Texas 77002